UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/21/2006

Wells Real Estate Investment Trust II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51262

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

Acquisition of the 80 Park Plaza Building

On September 21, 2006, Wells Real Estate Investment Trust II, Inc. (the "Registrant") purchased a 26-story office building containing approximately 1.0 million rentable square feet (the "80 Park Plaza Building"). The 80 Park Plaza Building is located on an approximate 2.8-acre parcel of land at 1135-1155 Raymond Boulevard in Newark, New Jersey. The 80 Park Plaza Building was purchased from Newark Urban Renewal Investors, L.P., which is not affiliated with the Registrant, its subsidiaries or Wells Capital, Inc.

The purchase price of the 80 Park Plaza Building was approximately $147.5 million, exclusive of closing costs. The acquisition was funded with net proceeds raised from the Registrant's ongoing public offering, proceeds from the Registrant's $400.0 million line of credit with Wachovia Bank, N.A and proceeds from the origination of a $45.9 million loan secured by the 80 Park Plaza Building in favor of Anglo Irish Bank Corporation plc ("Irish Anglo Bank").

The 80 Park Plaza Building, which was completed in 1979, is entirely leased to Public Service Electric and Gas Company ("PSE&G"). PSE&G, a subsidiary of Public Service Enterprise Group, is one of the largest combined electric and gas companies in the United States and is also New Jersey's oldest and largest publicly owned utility. PSE&G currently serves nearly three quarters of New Jersey's population in a service area consisting of a 2,600-square-mile diagonal corridor across the state from Bergen to Gloucester Counties. PSE&G is the largest provider of gas and electric service, servicing 1.7 million gas customers and 2.1 million electric customers in more than 300 urban, suburban and rural communities, including New Jersey's six largest cities. PSE&G reported a net worth, as of June 30, 2006, of approximately $7.8 billion. The current annual base rent payable under the PSE&G lease, which commenced in September 1980 and expires in September 2015, is approximately $8.6 million. PSE&G has the right, at its option, to extend the initial term of its lease for two additional periods of not less than 10 years nor more than 15 years each.

The Registrant does not intend to make significant renovations or improvements to the 80 Park Plaza Building in the near term. Management of the Registrant believes that the 80 Park Plaza Building is adequately insured.

Since the 80 Park Plaza Building is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, management of the Registrant believes that the financial condition and results of operations of the tenant, PSE&G, is more relevant to investors than financial statements of the property acquired. Such summarized financial information for PSE&G is attached hereto as Exhibit 99.1.

Wachovia Line of Credit Draw and Anglo Irish Bank Loan

On September 21, 2006, the Registrant drew down approximately $93.0 million from its $400.0 million line of credit with Wachovia Bank, N.A. (the "Credit Facility") to fund the acquisition of the 80 Park Plaza Building. Following this draw, approximately $173.0 million was outstanding under the Credit Facility.

At the option of the Registrant, borrowings under the Credit Facility bear interest at LIBOR for 7, 30, 60, 90, or 180-day periods, plus an applicable margin ranging from 0.85% to 1.20% ("LIBOR Loans") or the floating base rate ("Base Rate Loans"). The applicable margin for LIBOR Loans is based on the Registrant's debt to total asset value ratio. The base rate for any day is the higher of the Lender's prime rate for such day or the Federal Funds Rate for such day plus 50 basis points. The $93.0 million draw on September 21, 2006 was a Base Rate Loan that bore interest at 8.25%; however, effective September 27, 2006, it was converted to a 30-day LIBOR Loan that currently bears interest at 6.18%.

Under the terms of the Credit Facility, accrued interest shall be payable in arrears on the first day of each calendar month. The Registrant is required to repay outstanding principal and accrued interest on May 9, 2008. The Registrant may prepay any loan at any time without premium or penalty. Based on the value of the Registrant's borrowing-base properties, as defined by the credit facility agreement, the Registrant has approximately $227.0 million in remaining capacity under the Credit Facility, of which approximately $2.0 million was pledged in the form of a letter of credit for future tenant improvements and leasing costs.

On September 21, 2006, in connection with the acquisition of the 80 Park Plaza Building, the Registrant obtained a $45.9 million loan (the "Anglo Irish Loan") secured by the 80 Park Plaza Building in favor of Anglo Irish Bank. The Registrant may prepay the Anglo Irish Loan in full or in part at any time upon fifteen days written notice subject to the payment of a cost maintenance fee, as defined by the loan agreement. The Anglo Irish Loan bears interest at LIBOR plus 130 basis points and matures on September 21, 2016. The interest payment date is the 21st of each month; however, under the terms of the loan agreement, the monthly debt service is to be capitalized and added to the outstanding balance of the Anglo Irish Loan as it becomes due.

In connection with obtaining the Anglo Irish Loan, the Registrant entered into an interest rate swap agreement with Anglo Irish Bank. The effective date of the interest rate swap agreement is September 22, 2006 and terminates September 21, 2016. Under the terms of the interest rate swap agreement, the Registrant will pay Anglo Irish Bank monthly interest at a fixed rate of 5.275% and receive LIBOR-based monthly interest payments from Anglo Irish Bank. The interest rate swap effectively fixes the Registrant's interest rate on the Anglo Irish Loan at 5.275% plus 130 basis points, which is used to determine the amount of monthly debt service to be added to the Anglo Irish Loan and paid off at maturity.

Item 9.01.    Financial Statements and Exhibits

(c)    Exhibits
       Exhibit No.    Description
       99.1          Summarized Tenant Financial Information

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: September 27, 2006	By:	/s/ Douglas P. Williams
Douglas P. WilliDouglas P. Williams ams
Executive Vice President

Exhibit Index

Exhibit No.	Description
EX-99.1	Summarized Tenant Financial Information